Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS SECOND QUARTER 2014 RESULTS

Purchase, New York, July 23, 2014 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the second quarter ended June 30, 2014.

Highlights:

•	TAL reported Adjusted pre-tax income of $1.45 per fully diluted common share for the second quarter of 2014, a decrease of 12.7% from the second quarter of 2013.

•	TAL reported leasing revenues of $144.7 million for the second quarter of 2014, an increase of 3.2% from the second quarter of 2013.

•	TAL continues to achieve strong operational performance. Utilization increased 0.8% during the quarter and averaged 97.3% for the second quarter of 2014.

•	TAL announced a quarterly dividend of $0.72 per share payable on September 24, 2014 to shareholders of record as of September 3, 2014.

Financial Results

The following table depicts TAL’s selected key financial information for the three and six months ended June 30, 2014 and 2013 (dollars in millions, except per share data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Adjusted pre-tax income(1)	$48.9	$55.9	(12.5%)	$96.4	$110.7	(12.9%)
Adjusted pre-tax income(1) per share	$1.45	$1.66	(12.7%)	$2.85	$3.29	(13.4%)
Leasing revenues	$144.7	$140.2	3.2%	$289.5	$278.0	4.1%
Adjusted EBITDA(1)	$142.1	$144.6	(1.7%)	$283.1	$286.5	(1.2%)
Adjusted net income(1)	$32.2	$36.1	(10.8%)	$63.2	$71.6	(11.7%)
Adjusted net income(1) per share	$0.95	$1.07	(11.2%)	$1.87	$2.13	(12.2%)
Net income	$29.4	$37.9	(22.4%)	$59.4	$75.4	(21.2%)
Net income per share	$0.87	$1.12	(22.3%)	$1.76	$2.24	(21.4%)
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Operating Performance

“TAL achieved solid operational and financial results in the second quarter of 2014,” commented Brian M. Sondey, President and CEO of TAL International. “We generated Adjusted pre-tax income of $1.45 per share, an increase of 2.8% from the first quarter of 2014. We also continued to generate a high level of returns, and we achieved an Adjusted pre-tax return on tangible equity(1) of 19.9% in the second quarter of 2014.”

“While our Adjusted pre-tax income increased sequentially from the first to the second quarter of 2014, it was down 12.7% from the second quarter of last year, mainly due to a large decrease in our disposal gains. Our average used container selling prices were down nearly 20% compared to the second quarter of last year, reflecting the ongoing moderation of used container sale prices from the extreme peak levels reached in 2011. Our disposal gains also continue to be constrained by the low number of original TAL containers reaching sale age due to our low level of procurement in the late 1990’s and early 2000’s.”

“Demand for leased containers was quite strong in the second quarter. Trade volumes this year have so far outperformed our customers’ expectations, and the market share shift from owned to leased containers continues. Net container pick-up activity in the second quarter for TAL was the highest it has been since the second quarter of 2010. Our utilization increased 0.8% during the quarter to reach 97.7% as of June 30, 2014, and our utilization also currently stands at 97.7%.”

“While demand and pick-up volumes for leased containers have been stronger than expected, lease rates remain weak. New container prices and long-term interest rates remain at low levels, and low-cost financing for leasing companies remains widely available and continues to fuel aggressive competition for every deal. We have passed on an unusually large number of lease opportunities this year due to pricing and lease structuring concerns, but we also continue to actively invest in our fleet to ensure we remain our core customers’ supplier of choice. Year to date, we have purchased $460 million of containers for delivery in 2014. We expect our returns on this investment to be lower than normal due to the aggressive price competition in our market, but we believe our lease structuring discipline together with our market-leading sales and operational capabilities will allow us to generate solid profitability and continue to deliver investment returns that are at the upper end of our industry.”

Outlook

Mr. Sondey concluded, “We currently expect leasing demand and our pick-up activity to remain strong through the third quarter. We will also benefit from a full quarter of leasing revenue from the large number of containers picked-up during the second quarter of this year. However, we expect some further reduction in our disposal gains, and we expect our trading margin to decrease in the third quarter from the second quarter level due to a lower volume of trading activity. Overall, we expect our Adjusted pre-tax income to increase slightly from the second to the third quarter.”

Dividend

TAL’s Board of Directors has approved and declared a $0.72 per share quarterly cash dividend on its issued and outstanding common stock, payable on September 24, 2014 to shareholders of record at the close of business on September 3, 2014. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, July 24, 2014 to discuss its second quarter results. An archive of the Webcast will be available one hour after the live call through Friday, September 5, 2014. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,298,000 containers and related equipment representing approximately 2,131,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

John Burns
Senior Vice President and Chief Financial Officer
Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are outlined in the attached schedules.

Please see below for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $977,884 and $910,713	$3,474,259	$3,414,904
Net investment in finance leases, net of allowances of $1,057 and $1,057	239,915	257,176
Equipment held for sale	50,314	58,042
Revenue earning assets	3,764,488	3,730,122
Unrestricted cash and cash equivalents	57,802	68,875
Restricted cash	29,516	29,126
Accounts receivable, net of allowances of $863 and $948	83,838	74,174
Goodwill	74,523	74,523
Deferred financing costs	28,642	29,087
Other assets	11,567	11,898
Fair value of derivative instruments	12,189	27,491
Total assets	$4,062,565	$4,045,296
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$61,579	$112,268
Fair value of derivative instruments	3,616	1,900
Accounts payable and other accrued expenses	50,331	63,022
Net deferred income tax liability	383,727	358,255
Debt	2,868,075	2,817,933
Total liabilities	3,367,328	3,353,378
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,006,283 and 36,858,778 shares issued respectively	37	37
Treasury stock, at cost, 3,011,843 shares	(37,535)	(37,535)
Additional paid-in capital	502,327	498,854
Accumulated earnings	230,625	220,492
Accumulated other comprehensive (loss) income	(217)	10,070
Total stockholders' equity	695,237	691,918
Total liabilities and stockholders' equity	$4,062,565	$4,045,296

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Leasing revenues:
Operating leases	$139,489	$136,304	$278,819	$270,358
Finance leases	4,724	3,152	9,677	6,250
Other revenues	510	725	994	1,362
Total leasing revenues	144,723	140,181	289,490	277,970

Equipment trading revenues	18,794	31,781	31,281	50,067
Equipment trading expenses	16,579	27,494	27,418	43,105
Trading margin	2,215	4,287	3,863	6,962

Net gain on sale of leasing equipment	2,461	8,026	5,557	18,287

Operating expenses:
Depreciation and amortization	54,237	49,832	108,040	99,149
Direct operating expenses	8,267	6,218	16,949	12,180
Administrative expenses	11,128	10,614	22,960	22,518
Provision for doubtful accounts	5	1,585	36	1,503
Total operating expenses	73,637	68,249	147,985	135,350
Operating income	75,762	84,245	150,925	167,869
Other expenses:
Interest and debt expense	26,888	28,303	54,507	57,186
Write-off of deferred financing costs	3,729	2,578	4,899	2,578
Net loss (gain) on interest rate swaps	582	(5,268)	955	(8,420)
Total other expenses	31,199	25,613	60,361	51,344
Income before income taxes	44,563	58,632	90,564	116,525
Income tax expense	15,201	20,756	31,191	41,129
Net income	$29,362	$37,876	$59,373	$75,396
Net income per common share—Basic	$0.87	$1.13	$1.77	$2.25
Net income per common share—Diluted	$0.87	$1.12	$1.76	$2.24
Cash dividends paid per common share	$0.72	$0.66	$1.44	$1.30
Weighted average number of common shares outstanding—Basic	33,619	33,484	33,614	33,477
Dilutive stock options and restricted stock	178	196	168	181
Weighted average number of common shares outstanding—Diluted	33,797	33,680	33,782	33,658

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$59,373	$75,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,040	99,149
Amortization of deferred financing costs	3,861	3,563
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	1,463	1,548
Net (gain) on sale of leasing equipment	(5,557)	(18,287)
Net loss (gain) on interest rate swaps	955	(8,420)
Write-off of deferred financing costs	4,899	2,578
Deferred income taxes	31,191	40,989
Stock compensation charge	3,419	2,977
Changes in operating assets and liabilities:
Net equipment purchased for resale activity	(4,627)	(6,760)
Net realized loss on interest rate swaps terminated prior to their contractual maturities	(1,700)	(24,235)
Other changes in operating assets and liabilities	(23,109)	(26,274)
Net cash provided by operating activities	178,208	142,224
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(289,766)	(372,576)
Proceeds from sale of equipment, net of selling costs	83,503	71,983
Cash collections on finance lease receivables, net of income earned	24,100	19,446
Other	97	(268)
Net cash (used in) investing activities	(182,066)	(281,415)
Cash flows from financing activities:
Stock options exercised and stock related activity	(234)	(304)
Financing fees paid under debt facilities	(8,246)	(7,871)
Borrowings under debt facilities	912,935	868,207
Payments under debt facilities and capital lease obligations	(862,871)	(682,140)
(Increase) decrease in restricted cash	(390)	7,277
Common stock dividends paid	(48,409)	(43,528)
Net cash (used in) provided by financing activities	(7,215)	141,641
Net (decrease) increase in unrestricted cash and cash equivalents	$(11,073)	$2,450
Unrestricted cash and cash equivalents, beginning of period	68,875	65,843
Unrestricted cash and cash equivalents, end of period	$57,802	$68,293
Supplemental non-cash investing activities:
Equipment purchases payable	$61,579	$39,193

The following table sets forth TAL’s equipment fleet utilization(2) as of and for the quarter ended June 30, 2014:

Average and Ending Utilization for the Quarter Ended June 30, 2014
Average Utilization	Ending Utilization
97.3%	97.7%

(2) Utilization is computed by dividing TAL’s total units on lease (in cost equivalent units, or "CEUs") by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of June 30, 2014 (in units, TEUs and CEUs):

	June 30, 2014
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,104,005	16,818	1,120,823	1,785,811	29,629	1,815,440
Refrigerated	66,293	51	66,344	126,725	89	126,814
Special	54,396	1,264	55,660	98,440	2,153	100,593
Tank	8,940	—	8,940	8,940	—	8,940
Chassis	13,495	—	13,495	24,056	—	24,056
Equipment leasing fleet	1,247,129	18,133	1,265,262	2,043,972	31,871	2,075,843
Equipment trading fleet	32,939	—	32,939	54,807	—	54,807
Total	1,280,068	18,133	1,298,201	2,098,779	31,871	2,130,650
Percentage	98.6%	1.4%	100.0%	98.5%	1.5%	100.0%

	June 30, 2014
	Equipment Fleet in CEUs
	Owned	Managed	Total
Operating Leases	2,318,769	27,808	2,346,577
Finance Leases	210,017	831	210,848
Equipment trading fleet	121,308	—	121,308
Total	2,650,094	28,639	2,678,733
Percentage	98.9%	1.1%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income", "Adjusted net income", and "Adjusted pre-tax return on tangible equity" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

Adjusted pre-tax return on tangible equity is defined as the current quarter's Annualized adjusted pre-tax income divided by an average adjusted tangible equity. Adjusted tangible equity is defined as total stockholders' equity plus net deferred income tax liability and the net fair value of derivative instruments less goodwill.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and six months ended June 30, 2014 and 2013. We have provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and six months ended June 30, 2014 and 2013.

We have also provided a reconciliation of Adjusted pre-tax return on tangible equity in the tables below for the current quarter.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$29,362	$37,876	$59,373	$75,396
Add:
Depreciation and amortization	54,237	49,832	108,040	99,149
Interest and debt expense	26,888	28,303	54,507	57,186
Write-off of deferred financing costs	3,729	2,578	4,899	2,578
Income tax expense	15,201	20,756	31,191	41,129
EBITDA	129,417	139,345	258,010	275,438
Add:
Net loss (gain) on interest rate swaps	582	(5,268)	955	(8,420)
Principal payments on finance lease	12,096	10,495	24,100	19,446
Adjusted EBITDA	$142,095	$144,572	$283,065	$286,464

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Income before income taxes	$44,563	$58,632	$90,564	$116,525
Add:
Write-off of deferred financing costs	3,729	2,578	4,899	2,578
Net loss (gain) on interest rate swaps	582	(5,268)	955	(8,420)
Adjusted pre-tax income	$48,874	$55,942	$96,418	$110,683
Adjusted pre-tax income per fully diluted common share	$1.45	$1.66	$2.85	$3.29
Weighted average number of common shares outstanding—Diluted	33,797	33,680	33,782	33,658

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$29,362	$37,876	$59,373	$75,396
Add:
Write-off of deferred financing costs, net of tax(a)	2,450	1,668	3,212	1,668
Net loss (gain) on interest rate swaps, net of tax(a)	382	(3,405)	626	(5,448)
Adjusted net income(a)	$32,194	$36,139	$63,211	$71,616
Adjusted net income per fully diluted common share	$0.95	$1.07	$1.87	$2.13
Weighted average number of common shares outstanding—Diluted	33,797	33,680	33,782	33,658

(a) The differences between Adjusted net income and reported net income in the three and six months ended June 30, 2014 and 2013 were due to net losses and gains on interest rate swaps and the write-off of deferred financing costs. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Return on Tangible Equity (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended June 30, 2014	Three Months Ended March 31, 2014
Total stockholders' equity	$695,237	$694,510
Net deferred income tax liability	383,727	371,644
Net fair value of derivative instruments (asset)	(8,573)	(18,725)
Goodwill	(74,523)	(74,523)
Total adjusted tangible equity	$995,868	$972,906
Average adjusted tangible equity(a)	$984,387
Adjusted pre-tax income	48,874
Annualized adjusted pre-tax income (Adjusted pre-tax income * 4)	$195,496
Adjusted pre-tax return on tangible equity	19.9%

(a) Calculated by taking the average of the current quarter's and the prior quarter's ending total adjusted tangible equity.